Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended September			Year-to-Date September
	2013	2012	Change	2013	2012	Change
Income Account-
Retail Revenues-
Fuel	$1,435	$1,445	$(10)	$3,830	$3,709	$121
Non-Fuel	2,884	2,934	(50)	7,407	7,359	48
Wholesale Revenues	520	497	23	1,406	1,261	145
Other Electric Revenues	166	157	9	477	459	18
Non-regulated Operating Revenues	12	16	(4)	40	46	(6)
Total Revenues	5,017	5,049	(32)	13,160	12,834	326
Fuel and Purchased Power	1,725	1,717	8	4,583	4,362	221
Non-fuel O & M	928	906	22	2,849	2,817	32
MC Asset Recovery Insurance Settlement	—	—	—	—	(19)	19
Depreciation and Amortization	480	449	31	1,422	1,335	87
Taxes Other Than Income Taxes	243	237	6	710	690	20
Estimated Loss on Kemper IGCC	150	—	150	1,140	—	1,140
Total Operating Expenses	3,526	3,309	217	10,704	9,185	1,519
Operating Income	1,491	1,740	(249)	2,456	3,649	(1,193)
Allowance for Equity Funds Used During Construction	53	39	14	139	102	37
Leveraged Lease Income (Loss)	5	5	—	(11)	16	(27)
Interest Expense, Net of Amounts Capitalized	202	218	(16)	628	649	(21)
Other Income (Expense), net	(10)	(4)	(6)	(20)	(4)	(16)
Income Taxes	468	569	(101)	657	1,098	(441)
Net Income	869	993	(124)	1,279	2,016	(737)
Dividends on Preferred and Preference Stock of Subsidiaries	17	17	—	49	49	—
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$852	$976	$(124)	$1,230	$1,967	$(737)

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.